Exhibit 5.1

[Goodwin Letterhead]

September 6, 2019

Agilent Technologies, Inc.

5301 Stevens Creek Boulevard

Santa Clara, CA 95051

Re:	Debt Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-233593) (as amended or supplemented, the “Registration Statement”) filed on September 3, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer of debt securities (the “Debt Securities”) of Agilent Technologies, Inc., a Delaware corporation (the “Company”) The Registration Statement became effective upon filing with the Commission on September 3, 2019.

Reference is made to our opinion letter dated September 3, 2019 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 6, 2019 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $500,000,000 aggregate principal amount of Debt Securities in the form of 2.750% Senior Notes due 2029 (the “Notes”). The Notes are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

We refer to the First Supplemental Indenture, which is anticipated to be dated on or about September 16, 2019 and entered into by the Company and U.S. Bank National Association, as trustee (the “Trustee”), establishing the terms of the Notes, in a form consistent with that authorized by the Company (the “Supplemental Indenture”). The Supplemental Indenture will amend and supplement the Indenture, which is anticipated to be dated on or about September 16, 2019 and entered into by the Company and the Trustee (as amended and supplemented by the Supplemental Indenture, the “Indenture”). We refer to the Indenture and the Notes as the “Subject Documents.”

Agilent Technologies, Inc.

September 6, 2019

In our examination of the Subject Documents and other documents relevant to the opinion set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of all Subject Documents submitted to us as originals, (iv) the conformity to originals of any Subject Documents submitted to us as copies or by facsimile or other means of electronic transmission and (v) the truth, accuracy and completeness of information, representations and warranties contained in the Subject Documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and action by governmental agencies covered by this opinion letter, unless a reported decision of a court in the relevant jurisdiction has held otherwise.

The opinion set forth below is limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that upon the due execution and delivery of the Indenture by each of the parties thereto and the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following additional qualifications:

(i) Our opinion set forth above as to enforceability is subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

(ii) We express no opinion with respect to any provision of any of the Subject Documents relating to: (a) non-reliance, exculpation, disclaimer, limitation of liability, indemnification, contribution, waiver, limitation or exclusion of remedies; (b) liquidated damages, forfeitures, default interest, late charges, make-whole premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies, in each case to the extent it constitutes a penalty or is prohibited by law; (c) concepts of materiality, reasonableness, good faith, fair dealing or unconscionability; (d) governing law (except for the enforceability of any provision choosing New York law as a Subject Document’s governing law pursuant to the statutes referred to in paragraph (iii) below); (e) the waiver of the right to trial by jury or of usury, stay, extension and similar laws; (f) rights or remedies not being exclusive, not preventing the concurrent assertion of any other right or remedy, being cumulative and exercisable in addition to any other right and remedy, or any delay or omission to exercise any right or remedy not impairing any right or remedy or not constituting a waiver thereof; (g) any obligation or agreement to use best efforts, reasonable best efforts or commercially reasonable efforts; (h) any requirement that a party take further action or enter into further agreements or instruments or provide further assurances; (i) any requirement that amendments or waivers be in writing insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (j) service of process by any method not provided for under applicable statute or court rule; and (k) the severability of any provisions to the foregoing effect to the extent such provisions are unenforceable.

Agilent Technologies, Inc.

September 6, 2019

(iii) To the extent that any opinion set forth herein relates to the enforceability of the choice of New York law, selection of a New York forum or exclusive jurisdiction provisions in any of the Subject Documents, such opinion is rendered solely in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualifications that such enforceability may be limited by public policy or other considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and by constitutional limitations.

(iv) Our opinion set forth above does not cover, without limitation, the following: the Defense Production Act of 1950, as amended, and the Foreign Investment Risk Review Modernization Act of 2018, including all implementing regulations thereunder, banking, tax, antitrust, trade regulation, anti-fraud or unfair competition laws; insolvency or fraudulent transfer; compliance with fiduciary duty requirements; pension or employee benefits; environmental or energy laws; Financial Industry Regulatory rules; stock exchange rules; consumer protection laws; utilities laws; foreign trade, national security, anti-terrorism, anti-money laundering laws; laws regulating derivatives, investment and brokerage services; or other laws customarily understood to be excluded even though they are not expressly stated to be excluded, except to the extent expressly covered.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form-8-K, dated September 6, 2019, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ Goodwin Procter LLP

GOODWIN PROCTER LLP

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